Exhibit 99.1

Royal Bancshares of Pennsylvania, Inc. Announces Results for the Third Quarter and Nine Months Ended September 30, 2012

NARBERTH, PA--(Marketwire - Nov 14, 2012) -  Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) ("Royal"), parent company of Royal Bank America, today announced its consolidated financial results for the third quarter and nine months period ended September 30, 2012.

For the three-month period ended September 30, 2012, net loss attributable to Royal was $4.8 million, or 40 cents per basic and diluted common share, as compared to a net loss of $1.9 million, or 18 cents per basic and diluted common share for the three-month period ended September 30, 2011.

The net loss for the current quarter was primarily attributable to impairment charges of $2.4 million on other real estate owned (OREO), $1.8 million in provision for loan and lease losses and $856 thousand in impairment charges on loans held for sale. The provision for loan and lease losses and OREO impairment charges increased $1.3 million and $871 thousand, respectively, when comparing the third quarter of 2012 to the third quarter of 2011. Additionally, net interest income declined $1.5 million and was associated with a 48 basis point decline in net interest margin quarter versus quarter. The decline in net interest margin was primarily due to two main factors: changes in the mix of interest earning assets and a significant decline in yields earned on investment securities. Partially offsetting these unfavorable changes quarter versus quarter was a $1.1 million increase in other income which was primarily associated with a $1.4 improvement in other than temporary impairment charges on investment securities.

For the nine-month period ended September 30, 2012, net loss attributable to Royal was $7.6 million, or 69 cents per basic and diluted common share, which was equivalent to the net loss of $7.6 million, or 69 cents per basic and diluted common share reported for the nine-month period ended September 30, 2011.

The year to date loss in 2012 was mainly related to a provision for loan and lease losses of $3.4 million, impairment charges of $3.4 million on OREO, a $2.0 million loss contingency accrual for potential Department of Justice fines and penalties related to Royal's tax lien subsidiaries, an impairment charge on investment securities of $859 thousand related to one private equity real estate fund and an $856 thousand impairment charge on loans held for sale related to one property. The provision for loan and lease losses and OREO impairment improved $2.2 million and $1.2 million, respectively, when comparing the nine months ended September 30, 2012 to the prior year period. Partially offsetting this improvement year over year was a decrease in net interest income of $2.3 million as a result of the decline in net interest margin.

Robert R. Tabas, Chairman and CEO, commented, "While we are disappointed with the results for the quarter we remain confident that we are doing the right things to position the bank for the future with an eye towards improving shareholder value. The bank has benefited from enhanced risk management processes and procedures, capital ratios in excess of required minimums, improvements in operations, and a renewed focus on small-to-medium-sized businesses and consumer banking needs, traditional strengths of community banks like ours."

Non-Performing Assets

Non-performing loans during the third quarter and first nine months of 2012 decreased $4.3 million and $23.5 million respectively, reflecting a continuation of a trend wherein non-performing loans have decreased by 62.2% and non-performing assets have decreased by 52.0% since December 31, 2009.

Tabas noted, "We have shown steady incremental progress, reducing non-performing loans and non-performing assets to their lowest levels since early 2008."

	September 30, 2012	December 31, 2011	December 31, 2010	December 31, 2009
Non-performing loans	$27.8 million	$51.3 million	$65.8 million	$73.7 million
Non-performing assets (which includes OREO)	$49.9 million	$72.3 million	$95.0 million	$104.0 million

	September 30, 2012	December 31, 2011	December 31, 2010
Percentage of Non-Accrual Loans to Total Loans	8.05%	12.02%	12.50%
Percentage of Non-Performing Assets to Total Assets	6.23%	8.53%	9.69%

Maintaining Capital Ratios

Tabas noted, "Maintaining a strong capital base has been a strategic focus for Royal all throughout the recent financial downturn, and this quarter was no exception. We have managed our balance sheet to drive capital and liquidity, and as a result, Royal continues to benefit from our regulatory capital ratios remaining above required minimums."

Capital Ratios as reported under Regulatory Accounting Principles (RAP) for Royal Bank America

	September 30, 2012	December 31, 2011	December 31, 2010
Total capital (to risk-weighted assets)	17.09%	15.04%	13.76%
Tier I capital (to risk-weighted assets)	15.81%	13.77%	12.49%
Tier I capital (to average assets, leverage)	9.12%	9.09%	8.03%

Net Interest Margin Compression
The $1.5 million decrease in net interest income for the third quarter of 2012 was due to a 48 basis point decline in net interest margin compared to the third quarter of 2011. Factors contributing to the margin compression include a declining loan portfolio as evidenced by the $86.9 million decline in the average loan balances quarter versus quarter and a corresponding increase in the investment portfolio of $27.2 million. For the third quarter of 2012, loans represented 49.4% of average interest earning assets compared to 56.3% for the comparable quarter in 2011. Due to the current historically low interest rate environment, the Company has experienced an accelerated amortization of premiums paid on its mortgage backed securities ("MBS") and collateralized mortgage obligations ("CMO") portfolio as many homeowners are refinancing their existing loans to take advantage of current rates. The accelerated amortization of premiums coupled with the replacement of sold and called higher yielding investment securities and the replacement of increased payments received on cash flowing investment securities with lower yielding government agency securities during the continued lower interest rate environment has had a significant impact on the yield earned on investment securities, which declined 139 basis points quarter versus quarter.

Management has taken steps to mitigate the decline in the net interest margin including reducing the cost of interest bearing liabilities as reflected in the 34 basis point decline quarter versus quarter. The Company has been able to lessen the impact of the decline in loan balances and yield on investments by reducing funding costs through the re-pricing of retail CDs and by the run off of higher costing brokered deposits and the repayment of FHLB advances.

For the nine months ended September 30, 2012, net interest income declined by $2.3 million compared to the same period of 2011, which was associated with a 7 basis point decline in net interest margin. The decrease was primarily driven by a decline in average loan balances of $89.9 million, or 18.5%, year over year and a significant decline in the yield earned on investments of 114 basis points. The decline in the yield earned on investments was related to the explanation in the third quarter results above. Partially offsetting this decline was a 34 basis point improvement in the yield on loans which is associated with improved credit quality. Loans amounted to 52.0% of the total interest earning assets in the first nine months of 2012 versus 57.7% for the comparable period of 2011, while investments amounted to 45.1% of total interest earning assets versus 38.0% in the comparable nine month period of 2011.

About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past nearly 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements
The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report -- Form 10-K for the year ended December 31, 2011.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

(in thousands, except for loss per common share)	Three Months Ended Sep. 30th		Nine Months Ended Sep. 30th
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$7,761	$10,049	$24,990	$30,623
Interest Expense	2,379	3,217	7,709	11,076
Net Interest Income	5,382	6,832	17,281	19,547
Provision for Loan Losses	1,761	428	3,360	5,568
Net Interest Income after Provision	3,621	6,404	13,921	13,979
Non Interest Income	1,151	73	3,757	4,224
Non Interest Expense	9,409	8,109	26,068	24,863
Loss before Taxes	(4,637)	(1,632)	(8,390)	(6,660)
Income Taxes	0	0	0	0
Net Loss	(4,637)	(1,632)	(8,390)	(6,660)
Less Net Income (Loss) attributable to noncontrolling interest	175	261	(759)	969
Net Loss attributable to Royal Bancshares	$(4,812)	$(1,893)	$(7,631)	$(7,629)
Loss per common share - basic and diluted	$(0.40)	$(0.18)	$(0.69)	$(0.69)
SELECTED RATIOS:
Return on Average Assets	-2.3%	-0.8%	-1.2%	-1.1%
Return on Average Equity	-26.3%	-9.4%	-13.7%	-12.4%
Average Equity to Assets	8.9%	9.0%	8.9%	8.9%
Book Value Per Share	$2.60	$3.26	$2.60	$3.26

CONDENSED BALANCE SHEET

(in thousands)	Sep. 30, 2012	Dec. 31, 2011
	(unaudited)	(unaudited)
Cash and Cash Equivalents	$39,450	$24,506
Investment Securities	367,621	339,018
Loans & Leases (net)	328,350	410,432
Premises and Equipment (net)	5,313	5,394
Other Real Estate Owned (net)	22,080	21,016
Accrued Interest receivable	10,893	15,463
Other Assets	27,974	32,619
Total Assets	$801,681	$848,448

Deposits	571,250	575,916
Borrowings	108,446	148,000
Other Liabilities	27,211	22,813
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders' Equity	64,894	71,080
Noncontrolling Interest	4,106	4,865
Total Equity	69,000	75,945
Total Liabilities and Equity	$801,681	$848,448

AVERAGE BALANCE SHEET
Net Interest Margin - 3Q

	For the three months ended			For the three months ended
	September 30, 2012			September 30, 2011
(In thousands, except percentages)	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash equivalents	$24,381	$10	0.16%	$27,112	$19	0.28%
Investment securities	352,336	1,453	1.64%	325,114	2,485	3.03%
Loans	367,664	6,298	6.81%	454,516	7,545	6.59%
Total interest earning assets	744,381	7,761	4.15%	806,742	10,049	4.94%
Non-earning assets	73,323			80,138
Total average assets	$817,704			$886,880
Interest-bearing deposits
NOW and money markets	$224,898	292	0.52%	$228,269	475	0.83%
Savings	16,901	14	0.33%	15,689	21	0.53%
Time deposits	277,878	1,134	1.62%	297,939	1,436	1.91%
Total interest bearing deposits	519,677	1,440	1.10%	541,897	1,932	1.41%
Borrowings	135,864	939	2.75%	176,677	1,285	2.89%
Total interest bearing liabilities	655,541	2,379	1.44%	718,574	3,217	1.78%
Non-interest bearing deposits	56,963			55,236
Other liabilities	32,461			33,173
Shareholders' equity	72,739			79,897
Total average liabilities and equity	$817,704			$886,880
Net interest margin		$5,382	2.88%		$6,832	3.36%

AVERAGE BALANCE SHEET
Net Interest Margin - YTD

	For the nine months ended			For the nine months ended
	September 30, 2012			September 30, 2011
(In thousands, except percentages)	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash equivalents	$22,091	$28	0.17%	$35,890	$70	0.26%
Investments securities	343,622	5,196	2.02%	320,129	7,567	3.16%
Loans	396,526	19,766	6.66%	486,377	22,986	6.32%
Total interest earning assets	762,239	24,990	4.38%	842,396	30,623	4.86%
Non-earning assets	72,340			81,597
Total average assets	$834,579			$923,993
Interest-bearing deposits
NOW and money markets	$227,008	1,126	0.66%	$219,296	1,506	0.92%
Savings	16,911	57	0.45%	15,710	65	0.55%
Time deposits	279,154	3,458	1.65%	344,306	5,635	2.19%
Total interest bearing deposits	523,073	4,641	1.19%	579,312	7,206	1.66%
Borrowings	154,533	3,068	2.65%	178,393	3,870	2.90%
Total interest bearing liabilities	677,606	7,709	1.52%	757,705	11,076	1.95%
Non-interest bearing deposits	54,663			58,022
Other liabilities	27,723			26,028
Shareholders' equity	74,587			82,238
Total average liabilities and equity	$834,579			$923,993
Net interest margin		$17,281	3.03%		$19,547	3.10%